                                                                        EX-11.01

                            COMPUTATION OF NET INCOME


                         FIREARMS TRAINING SYSTEMS, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
                      (In thousands, except per share data)


                                          Basic Earnings Per Share(1)    Diluted Earnings Per Share(1)
                                              Nine Months Ended               Nine Months Ended
                                                  December 31,                   December 31,

                                              1999           1998           1999           1998
                                            --------       --------       --------       --------
Weighted average number of common
 shares outstanding                           20,753         20,678         20,753         20,678

Shares issued upon assumed exercise of
 outstanding options                              --             --             --             --

                                            --------       --------       --------       --------
Weighted average common and common
 equivalent shares outstanding                20,753         20,678         20,753         20,678
                                            ========       ========       ========       ========

Net income                                  $ (6,574)      $ (3,115)      $ (6,574)      $ (3,115)
                                            ========       ========       ========       ========

Earnings per share                          $  (0.32)      $  (0.15)      $  (0.32)      $  (0.15)
                                            ========       ========       ========       ========



(1) Shares reflect a 100,000-for-one stock split in July 1996 in connection with the recapitalization and a split of 1,66-for-one in October 1996.



                                    Page 27